Exhibit 99.1

Press Release #201908	FOR IMMEDIATE RELEASE	May 23, 2019

Enertopia Provides Claystone Fraction Testing Progress Update 4

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the following lithium project testing update.

The Company has been and continues to run the following series of tests, grain sizing and lithium grades per grain sizing, pre-strip reagent testing on impurity levels in the Upper Oxide and Reduced drilled horizons from our Clayton Valley, Nevada project.

The Company is pleased to report the sizing and assay results have been received. The testing was broken into three main zones. Zone 1 consisted of material from the upper oxide horizon from downhole intervals between 32 feet to 118 feet in depth. Zone 2 the upper reduced zone with material taken from 105 feet to 185 feet in depth. Zone 3 the main reduced zone with material from 192 feet to 347 feet in depth. The sample size for each test was 200g. The first test was sizing the 200g of dry material and assaying. The second test was to wet the material with tap water pH 7.2 and then do a second size sorting and assaying.

The goals of the sorting and assaying tests were to determine the distribution of size fraction and Li grade per size fraction first on the dry fraction and secondly on the wet fraction. Below are the testing results conducted by Basemet Labs from Kamloops, BC, and assay results from ALS Labs from Vancouver, BC. Note sizing of 20um or larger looks and feels like fine silty sand, while the size fraction smaller than 20um looks and feels like fine clay.

Zone 1	Sizing	Weight g	Assay Li	Distribution % Li
Dry	20um	189.2	1170	95.5
Dry	-20um	9.6	1080	4.5
Material loss		1.2
Wet	20um	18.7	180	4.6
Wet	-20um	83.9	830	95.4
Material loss		97.4

Zone 2	Sizing	Weight g	Assay Li	Distribution % Li
Dry	20um	193.1	1310	97.6
Dry	-20um	4.6	1360	2.4
Material loss		2.3
Wet	20um	23.1	180	4.6
Wet	-20um	149.0	1290	95.4
Material loss		27.9

Zone 3	Sizing	Weight g	Assay Li	Distribution % Li
Dry	20um	192	1350	97.4
Dry	-20um	5	1360	2.6
Material loss		3
Wet	20um	21.8	210	4.6
Wet	-20um	165.5	1430	95.4
Material loss		12.7

Key takeaways from the dry fractions sorting and assay tests, all three zones had dry fractions of 20um or larger above 95% material content. Grades between the two fraction sizes, for the most part, were very close. From a mining perspective, presorting of dry material may not be needed under a mining scenario at this time.

Key takeaways from the wet fractions sorting and assay tests had one similarity in that the size fraction flipped in that most of the material greater than 95% fell into the small fraction size of under 20um. The wet tests resulted in a material difference in grade between the fraction size. From a process perspective, the potential to process less material at a higher Li grade could be very significant.

These results will be followed up as we move forward as they could be material in the processing flow chart under a potential production scenario.

We look forward to our solution testing results in the coming days, the company is now focused on the next steps of our solutions to be run through the column leach resin tests that will start in early June.

It is too early in the Company’s development to specify an exact timeline or particular production equipment, but we have, at this point, every indication that our goal is achievable at a much lower capital cost than the industry has recently been accustomed to dealing with.

Our pre-pH adjustments have demonstrated positive outcomes as contaminant minerals are greatly reduced allowing for a cleaner synthetic lithium brine to be processed using off the shelf technologies and variants developed by others and Entertopia.

The company's technical advisors believe the positive testing to date may warrant patent protection and thus the Company is keeping all internal data strictly confidential at this time. The Company has signed several NDA’s with industry partners as it works to reach its goal of a low capex solution to battery grade lithium production.

"Our ongoing solution testing of the drilled lithium horizons continues to provide great insights and novel ways to strive for a low-cost mining and processing solution to unlock the potential value of the Lithium enriched claystone." Stated CEO Robert McAllister

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:

A Company focused on using modern technology to build shareholder value. Enertopia is working to establish a lithium resource and at the same time working on extracting Lithium from its synthetic brine solutions by using industry leading proven technology.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.870.2219

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that a lithium resource will be outlined at the Clayton Valley, NV project or the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia and that Enertopia will file for patent protection. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release